Exhibit 10.1

UNITED STATES BANKRUPTCY COURT

EASTERN DISTRICT OF MICHIGAN

SOUTHERN DIVISION

In re:	)	Chapter 11
)
TARPON INDUSTRIES, INC., et al.,[1]	)	Case No. 08-50367
	)	(Jointly Administered)
Debtors.	)
	)	Judge Steven W. Rhodes
)

ORDER:

(A)	APPROVING THE SALE OF SUBSTANTIALLY ALL OF DEBTORS’ ASSETS TO SUCCESSFUL BIDDER AT AUCTION;
(B)	AUTHORIZING THE ASSUMPTION AND ASSIGNMENT OF CERTAIN EXECUTORY CONTRACTS AND UNEXPIRED LEASES; AND
(C)	GRANTING OTHER RELATED OTHER RELATED RELIEF

This matter coming before the Court on the Debtors’ Motion for Order: (A) Approving the Sale of Substantially All of Debtors’ Assets to Successful Bidder at Auction; (B) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases; and (C) Granting Other Related Relief (the “Sale Motion”); the Court having entered the Order: (A) Approving Bidding Procedures; (B) Scheduling Bid Deadline, Auction Date, and Sale Hearing and Approving Notice Thereof; and (C) Approving Procedures to Fix Cure Amounts Related to the Assumption and Assignment of Executory Contracts and Unexpired Leases and Approving Notice Thereof (“Bid Procedures Order”) on June 26, 2008 [Docket No. 130]; no Auction of the Debtors’ assets having been conducted due to no other “Competing Bids” (as defined in the Bid Procedures Order) being received pursuant to the Bid Procedures Order; the Debtors’, having executed an Asset Purchase Agreement (“APA”) with the Successful Bidder, Heartland Steel Products, Inc., (“Buyer”) the designee and wholly owned subsidiary of Laurus Master Fund, Ltd., who was determined by the Debtors as having submitted the highest and best bid for the Purchased Assets (as defined in the APA) pursuant to the APA; there being no objections to the Sale Motion; the Sale Hearing on the Sale Motion having been held on July 29, 2008; all interested

[1]	The Debtors are: Tarpon Industries, Inc. a Michigan corporation, tax identification #30-0030900, and Eugene Welding Co. a Michigan corporation, tax identification #38-1451474.

parties having been afforded an opportunity to be heard with respect to the Sale Motion and all relief related thereto; the Court being otherwise duly informed in the premises all objections having been resolved or overruled for the reasons stated on the record and all capitalized terms not defined in this Order having the same meanings as in the Sale Motion;

IT IS HEREBY FOUND AND DETERMINED THAT:

A.        This Court has jurisdiction over this Sale Motion pursuant to 28 U.S.C. §§ 157 and 1334, and this matter is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(A), (N) and (O). Venue of this case and the Sale Motion in this district is proper under 28 U.S.C. §§ 1408 and 1409. The statutory predicates for the relief sought in the Motion are Sections 105(a), 363(b), (f), (m) and (n), and 365 of the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq., as amended (the “Bankruptcy Code”), and Rules 2002, 6004, 6006 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”).

B.        On June 5, 2008 this Court entered the Final Order Authorizing (A) Secured Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, and 364(c) and (d); (B) Granting Security Interests, Superpriority Claims and Adequate Protection, and (C) Use of Cash Collateral (as later modified by stipulation) (the “Financing Order”), approving, among other things, the use of cash collateral and the extension of the postpetition financing on a secured basis by the Laurus and the DIP Lender (each as defined in the Financing Order) through August 1, 2008.

C.        Laurus and the DIP Lender have a security interest in substantially all of Debtors’ Prepetition and Postpetition assets to secure the Prepetition Indebtedness and the DIP Indebtedness, both as defined in the Financing Order.

D.        The Debtors, utilizing their Court-approved investment banker and consultant, Focus Management Group USA, Inc. (“Focus”), have conducted a thorough and adequate search for potential purchasers for the Purchased Assets.

E.        Proper, timely, adequate and sufficient notice of the Sale Motion, the Sale Hearing, and the transactions contemplated by the APA and this Order (the “Transactions”), including, without limitation, the assumption and assignment of the Assumed Contracts and Assumed Leases, has been provided in accordance with Sections 105(a), 363 and 365 of the Bankruptcy Code and Rules 2002, 6004, 6006, and 9014 of the Bankruptcy Rules. Such notice was good, sufficient and appropriate under the particular circumstances, and no other or further notice of the Sale Motion, the Sale Hearing, or the transactions, including, without limitation, the assumption and assignment of the Assumed Contracts and Assumed Leases, is or shall be required.

F.        As demonstrated by (i) the testimony and/or other evidence proffered at the Sale Hearing, and (ii) the representations of counsel made on the record at the Sale Hearing, the Debtors have conducted the sale process fairly and openly in a manner reasonably calculated to produce the highest and best offer for the Purchased Assets under the circumstances and in compliance with the Bid Procedures Order. The Sale Hearing was held and the highest and best offer received by the Debtors for the Purchased Assets at or before the Sale Hearing was the offer by Buyer, as such offer is reflected in the APA.

G.        Approval of the APA and consummation of the Transactions, including the sale of the Purchased Assets at this time, is in the best interests of the Debtors, its creditors, its estates, and other parties in interest. The Debtors have established that strong business reasons exist for (i) selling the Purchased Assets outside the ordinary course of business and outside a plan and (ii) the assumption and assignment of the Assumed Contracts and Assumed Leased as specified in the APA. The sale of the Purchased Assets pursuant to the APA will produce higher value than could be obtained in a liquidation sale.

H.        Upon review of the evidence presented or proffered, the Court finds that the APA was negotiated, proposed and entered into by the Debtors and the Buyer without collusion, in good faith, and from arm’s-length bargaining positions. The terms of the APA are fair and reasonable. Neither the Debtors, nor the Buyer have engaged in any conduct that would cause or permit the APA or any part of the Transactions provided for herein to be avoided, or for the imposition of costs and damages against the Buyer, under Section 363(n) of the Bankruptcy Code. The Buyer is not an insider of the Debtors as that term is defined in Section 101(31) of the Bankruptcy Code.

I.        Upon review of the evidence presented or proffered, the Court finds that the Buyer is a good faith purchaser under Section 363(m) of the Bankruptcy Code and, as such, is entitled to all of the protections afforded thereby. The Buyer will be acting in good faith within the meaning of Section 363(m) of the Bankruptcy Code in closing the sale of the Purchased Assets pursuant to the APA.

J.        Except as otherwise set forth herein, the Debtors are the sole and lawful owner of the Purchased Assets. Subject to certain exceptions set forth herein, the Debtors may sell the Purchased Assets to the Buyer free and clear of all liens, claims and interests in accordance with, and to the extent permitted by, section 363(f) of the Bankruptcy Code. As a condition of purchasing the Purchased Assets, the Buyer requires that the Assets be sold free and clear of all liens, claims and interest, except those explicitly and expressly assumed by the Buyer in the APA (which shall be limited to the Assumed Indebtedness and the Permitted Liens (as defined below)). Accordingly, the transfer of the Purchased Assets to the Buyer is or will be a legal, valid and effective transfer of the Purchased Assets, and will vest the Buyer with all right, title and interest in and to the Purchased Assets, free and clear of all liens, claims and interest, except those explicitly and expressly assumed by the Buyer in the APA (which shall be limited to the Assumed Indebtedness and the Permitted Liens) pursuant to, and to the fullest extent permitted by, section 363(f) of the Bankruptcy Code and all other applicable laws. Except as otherwise expressly set forth in the APA, the transfer of the Purchased Assets to Buyer does not and will not subject

Buyer to any liability whatsoever with respect to the operation of the Debtors’ business and/or the ownership of the Purchased Assets prior to the Closing.

K.        Except as set forth herein, non-debtor parties holding valid liens, claims or interests in or with respect to the Purchased Assets who did not object to the Sale Motion or those whose objections were withdrawn are deemed to have consented to the sale of the Purchased Assets free and clear of their liens, claims or interests in or with respect to the Purchased Assets pursuant to section 363(f)(2) of the Bankruptcy Code.

IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

1.        The Sale Motion is GRANTED by this Order and all objections thereto are hereby overruled.

Approval of the Asset Purchase Agreement

2.        The APA, as received by the parties in interest and presented to the Court, and all of the terms and conditions thereof, as may be amended, including as may be amended by this Order, are hereby approved.

3.        Pursuant to Sections 363(b) and (f) of the Bankruptcy Code, the Debtors are authorized and directed to consummate the sale of the Purchased Assets pursuant to and in accordance with the terms and conditions of the APA and this Order.

4.        The Debtors are empowered to perform under, consummate and implement the APA, and are authorized and directed to take all other actions as are necessary to effectuate the Transactions, including executing and delivering all additional instruments and documents that may be reasonably necessary or desirable to implement the APA, and to take all further actions as may be requested by the Buyer for the purpose of assigning, transferring, granting, conveying and conferring to the Buyer or reducing to possession, the Purchased Assets and the Assumed Contracts and Assumed Leases, or as may be necessary or appropriate to the performance of the obligations as contemplated by the APA.

Transfer of Assets Free and Clear of Liens

5.        At Closing, Buyer shall acquire the Purchased Assets for the Purchase Price (as defined in the APA, to the extent modified hereby), which shall include the following consideration: (i) the assumption of a portion of the Lenders Debt (as defined by the APA) in the amount of $18,461,270.53 (the “Assumed Indebtedness”), (ii) the payment of cash (x) in the amount of $260,000 (which, notwithstanding anything herein or in the APA to the contrary, shall be funded and disbursed pursuant to the terms of an Asset Sale and Plan of Reorganization/Liquidation Term Sheet, dated as of July 25, 2008, among the Debtors, Laurus, the Buyer and the Committee), and (y) such sums required to satisfy all “cure amounts” of Assumed Contracts and Assumed Leases of the Debtors (in the amounts specified the Notice of Debtors’ Intent to Assume and Assign Certain Executory Contracts and Unexpired Leases and the Fixing of Cure Costs Associated Therewith dated June 27, 2008 (the “Notice of Intent to Assume”), or in such other order of the Court, collectively, the “Cure Amounts”). Upon the payment of the Purchase Price, the Purchased Assets shall be transferred, and title passed, to the Buyer pursuant to the fullest extent permitted by Sections 105(a) and 363(f) of the Bankruptcy Code and all other applicable laws, free and clear of all claims, liens, interests or encumbrances other than the Assumed Indebtedness and such other liens, claims and interests as are expressly and explicitly assumed by the Buyer in the APA (collectively, the “Permitted Liens”), with all such liens, claims, interests or encumbrances of any kind or nature whatsoever (other than the Assumed Indebtedness and the Permitted Liens) attaching to the proceeds of the sale ultimately attributable to the property against or in which the holder of an interest claims or may claim an interest in the order of their priority, with the same validity, force and effect which they now have, subject to any claims and defenses the Debtors may possess with respect thereto.

6.        Except for the Assumed Liabilities (as defined in the APA) or as otherwise expressly provided for in the APA and this Order, the Buyer shall not have any liability or responsibility for any

Liability (as defined in the APA) or other obligation of the Debtors arising under or related to the Purchased Assets. Without limiting the generality of the foregoing, and except as otherwise specifically provided in the APA, the Buyer shall not be liable for the Excluded Liabilities (as defined in the APA) or any other Liabilities against the Purchased Assets, Debtors or any of their predecessors or affiliates including, but not limited to, Liabilities whether known or unknown as of the Closing Date, now existing or hereafter arising, whether fixed or contingent, with respect to the Debtors or any obligations of the Debtors arising prior to the Closing Date, whether relating to or arising out of the Business (as defined in the APA), the Excluded Assets (as defined in the APA) or the Purchased Assets or otherwise, other than the Assumed Liabilities.

7.        Except as expressly permitted or otherwise specifically provided by the APA or this Order, all parties holding liens or claims or interests of any kind or nature whatsoever against Debtors or the Purchased Assets (whether legal or equitable, secured or unsecured, matured or unmatured, known or unknown, liquidated or unliquidated, contingent or non-contingent, senior or subordinated), arising under or out of, in connection with, or in any way relating to, the Debtors, the Purchased Assets, the operation of the Debtors’ business prior to the Closing Date, or the transfer of the Purchased Assets to the Buyer, hereby are forever barred, estopped, and permanently enjoined from asserting such persons’ or entities’ liens or claims against the Buyer, its successors or assigns, its property or assets, which claims are hereby transferred to the sale proceeds whether or not a party asserting any such claim has delivered to Buyer a release. But for the obligations under Assumed Contracts and Assumed Leases, Buyer shall not be liable for any claims of any kind or nature, whether prepetition or postpetition, matured or unmatured, fixed or contingent, liquidated or unliquidated, known or unknown, against the Debtors or any of their predecessors or affiliates, and the Buyer shall have no successor liability to the extent this Court has the authority to order same under applicable law.

8.        Pursuant to sections 365(b), (c) and (f) of the Bankruptcy Code, and subject to this Order, the Debtors are authorized to assume and assign the executory contracts and unexpired leases as were identified on the Notice of Intent to Assume (hereinafter referred to collectively as the “Assigned Contracts”), which shall include but not be limited to, consistent with the APA and this Order, those identified in Section 2.1 of the APA or Schedules 2.1(c) and 2.1(e) of the APA (as such terms are defined in the APA) designated for assignment to the Buyer pursuant to the APA, subject to the procedures established in the Bid Procedures Order.

9.        Those Assigned Contracts, to which there has been neither an Assumption Objection, Cure Objection and/or an Adequate Assurance Objection (as those terms are defined in the Notice of Intent to Assume) and which are set forth on Schedules 2.1(c) and 2.1(e) of the APA: (i) shall be deemed assumed and assigned to the Buyer as of the Closing Date and (ii) the Buyer shall be deemed to have provided adequate assurance of its future performance under the relevant Assigned Contracts within the meaning of sections 365(b)(1)(C), 365(b)(3) (to the extent applicable) and 365(f)(2)(B) of the Bankruptcy Code.

10.        Upon Closing, the Buyer shall assume full responsibility and liability for all Assigned Contracts, including payment of all Cure Amounts (as have been established in accordance with the Bid Procedures Order), and Debtors shall have no further responsibility, financial or otherwise, under any Assumed Contracts or Assumed Leases for any defaults, breaches or other damages associated with the Assumed Contracts or Assumed Leases, whether arising or accruing prior to or subsequent to the Closing.

11.        On or as promptly after the Closing Date as practical, the Cure Amounts to which no objections have been filed, or to which the Buyer and applicable non-debtor contract party have agreed as to the allowed Cure Amount(s), shall be paid.

12.        The Debtors and the Buyer shall have the right until the Closing Date, or at such later time as mutually agreed upon between the Debtors, the Buyer and applicable non-debtor party, to amend the list of Assigned Contracts designated for assumption and assignment under the APA (a) to designate any such executory contract or unexpired lease for assumption and assignment to Buyer that, as of such date, has not been designated as an Assigned Contract (solely because such executory contract or unexpired lease was not previously identified by the Debtors) and has not been rejected by the Debtors or otherwise terminated (a “Previously Unidentified Contract”), and (b) to remove any such executory contract or unexpired lease from the list of Assigned Contracts, including, without limitation, in such instances where the parties cannot reach agreement on a disputed Cure Amount.

13.        Within two (2) business days of the Buyer timely designating a Previously Unidentified Contract as an Assigned Contract, the Debtors shall file a notice (a “Previously Unidentified Contract Assumption Notice”) and serve same upon the non-debtor counterparty thereto by overnight mail, which Previously Unidentified Contract Assumption Notice shall advise the non-debtor counterparty thereto: (i) that the Debtors may assume and assign the applicable Previously Unidentified Contract to the Buyer and (ii) the Cure Amount associated with the assumption, sale and assignment of such Previously Unidentified Contract. Any objection to the Cure Amounts with respect to a Previously Unidentified Contract (a “Previously Unidentified Contract Cure Objection”), any objection to the Debtors’ ability to assume and assign a Previously Unidentified Contract, including with respect to the Buyer’s ability to provide adequate assurance of future performance under a Previously Unidentified Contract (a “Previously Unidentified Contract Assumption Objection”) shall be in writing and must be filed with the United States Bankruptcy Court for the Eastern District of Michigan, Southern Division and served on each of the Notice Parties (as will be identified in the Previously Unidentified Contract Assumption Notice) so as to be actually received within 15 calendar days of the non-debtor counterparty’s receipt of a Previously Unidentified Contract Assumption Notice. A Cure Objection with respect to a Previously Unidentified Contract must contain the cure amount that the objecting party believes should be paid in connection with the assumption of the particular Previously Unidentified Contract (the “Previously Unidentified Contract Claimed Cure Amount”) along with the appropriate documentation in support thereof. Failure to assert a Previously Unidentified Contract Cure Objection shall constitute the waiver of any amount in excess of the Cure Amount specified by the Debtors and such excess amounts shall be forever barred. If a Previously Unidentified Contract Assumption Objection or a Previously Unidentified Contract Cure Objection is timely filed and remains pending, a hearing with respect to that objection shall be held before the Honorable Steven W. Rhodes, United States Bankruptcy Judge, in the United States Bankruptcy Court for the Eastern District of Michigan, Southern Division, on such date and time as the Court may schedule. A hearing regarding the Cure Amount(s) or disputed Claimed Cure Amount(s), if any, for any Previously Unidentified Contract may be continued at the Debtors’ discretion until after the Closing, subject to a date and time set by the Court on notice to the respective parties.

14.        Parties that fail to file and serve timely a Previously Unidentified Contract Assumption Objection and/or a Previously Unidentified Contract Cure Objection shall be deemed to have waived and released any and all rights to assert against the Debtors or the Buyer cure amounts in excess of the Cure Amounts specified by the Debtors and shall be forever barred and estopped from objecting to the assumption and assignment of the relevant Previously Unidentified Contract and from asserting against the Debtors or the Buyer any right of set-off, condition to assignment and/or any additional cure or other amount with respect to such Previously Unidentified Contract.

15.        The effective date of any assumption, sale and assignment of any Previously Unidentified Contract shall be the later of the Closing Date or the date upon which the Court determines or the parties fix the Cure Amount with respect to an Previously Unidentified Contract. Accordingly, any Cure Amounts to be paid under any Previously Unidentified Contract shall be paid as soon as reasonably practicable after the Closing Date or by whatever date is fixed by the Court or agreed upon by the Debtors and the objecting party, with such agreement being consented to by the Buyer.

16.        The Buyer shall not be required to assume any contract absent a Cure Amount with respect to any Assigned Contracts (including a Previously Unidentified Contract), if any, acceptable to the Buyer and the Debtors shall not be deemed to assume any executory contract and/or unexpired lease that is not assigned to the Buyer.

17.        There shall be no rent accelerations, assignment fees, increases or any other fees charged to the Buyer as a result of the assumption and assignment of any Assigned Contract (including a Previously Unidentified Contract).

18.        Pursuant to sections 105(a), 363 and 365 of the Bankruptcy Code, all parties to the Assigned Contracts (including a Previously Unidentified Contract) are forever barred and enjoined from raising or asserting against the Buyer any assignment fee, default, breach or claim or pecuniary loss, or condition to assignment, arising under or related to the Assigned Contracts (including a Previously Unidentified Contract) existing as of the Closing or arising by reason of the Closing, except for any postpetition amounts that are Assumed Liabilities being assumed by the Buyer under the APA. Payment of the Cure Amounts shall be deemed to discharge the Debtors’ obligation to: (i) cure, or provide adequate assurance that the Debtors will promptly cure, any defaults under the Assigned Contracts (including a Previously Unidentified Contract); and (ii) compensate, or provide adequate assurance that the Debtors will promptly compensate any non-debtor party to the Assigned Contracts (including a non-debtor party to a Previously Unidentified Contract) for any actual pecuniary loss resulting from any default under the Assigned Contracts (which shall include Previously Unidentified Contracts).

19.        In accordance with sections 365(b)(2) and (f) of the Bankruptcy Code, upon transfer of the Assigned Contracts (which shall include any Previously Unidentified Contracts) to the Buyer, (i) the Buyer shall have all of the rights of the Debtors thereunder and each provision of such Assigned Contracts (which shall include Previously Unidentified Contracts) shall remain in full force and effect for the benefit of the Buyer notwithstanding any provision in any such Assigned Contract (which shall include Previously Unidentified Contracts) or in applicable law that prohibits, restricts or limits in any way such assignment or transfer, and (ii) no Assigned Contract (which shall include Previously Unidentified Contracts) may be terminated, or the rights of any party modified in any respect, including pursuant to any “change of control” clause, by any other party thereto as a result of the consummation of the Transactions.

20.        The Debtors shall reject, pursuant to Section 365 of the Bankruptcy Code, which rejection shall be effective on the Closing Date by serving a Rejection Notice pursuant to the Rejection Procedures provided in the Bid Procedures Order, those executory contracts and unexpired leases that are not Assumed Contracts or Assumed Leases.

21.        The transfer of the Purchased Assets to the Buyer pursuant to the APA and this Order constitutes a legal, valid, and effective transfer of the Purchased Assets, and shall vest the Buyer with the same right, title and interest of the Debtors in and to the Purchased Assets free and clear of all liens of any kind or nature whatsoever (but for the Assumed Indebtedness and the Permitted Liens) notwithstanding any requirement for approval or consent by any entity (as defined in Section 101(15) of the Bankruptcy Code).

22.        From and after the entry of this Order, the Debtors, and all third parties with notice of the sale shall not take or cause to be taken any action which would interfere with the transfer of the Purchased Assets to Buyer in accordance with the terms of this Order or the APA or the use and operation by the Buyer of the Purchased Assets.

23.        The transfer of the Purchased Assets to the Buyer pursuant to the APA is an exchange for consideration by the Buyer that constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code and under the laws of the United States, any state, territory, possession or the District of Columbia.

Additional Provisions

24.        On the Closing Date of the Transactions, each of the Debtors’ creditors, secured or otherwise, are authorized and directed to execute such documents and take all other actions as may be necessary to release their liens in the Purchased Assets, if any, as such Liens may have been recorded or may otherwise exist.

25.        If any person or entity asserting a security interest has filed financing statements, mortgages, construction liens, mechanic’s liens, lis pendens, or other documents or agreements evidencing liens or encumbrances with respect to the Purchased Assets, and has not delivered to the Debtors and/or the Buyer prior to the Closing Date, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, and/or releases of all liens which the person or entity has with respect to any of the Purchased Assets then (a) the Debtors or the Buyer are hereby authorized and directed to execute and file such statements, instruments, releases and other documents on behalf of the person or entity with respect to the Purchased Assets and (b) the Buyer is hereby authorized to file, register, or otherwise record a certified copy of this Order, which, once filed, registered, or otherwise recorded, shall constitute conclusive evidence of the release of all liens in the Purchased Assets of any kind or nature whatsoever.

26.        In the event that any Equipment (as defined in the APA) is subject to any valid, perfected and unavoidable lien to which either the Pre-Petition Liens (as defined in the Financing Order) or the DIP Facility Liens (as defined in the Financing Order) are subordinate (the “Encumbered FFE”), the Buyer shall either exclude such Encumbered FFE from the Purchased Assets or, at its option, include such Encumbered FFE as the Purchased Assets and assume and repay any such liens and claims encumbering such assets in an amount agreed upon by the Buyer and the applicable secured creditor (the “FFE Secured Claim Amount”). The Buyer shall not be required to purchase any Encumbered FFE absent an agreement on the FFE Secured Claim Amount.

27.        Article 6 of the Uniform Commercial Code governing Bulk Sale Transfers is not applicable to the sale of the Purchased Assets to the Buyer.

28.        The APA is not a sub rosa chapter 11 plan for which approval has been sought without the protections that a disclosure statement would afford, and is not in violation of creditors’ voting rights.

29.        All entities that are presently, or on the Closing Date may be, in possession of some or all of the Purchased Assets are hereby directed to surrender possession of the Purchased Assets to the Buyer on the Closing Date.

30.        This Court shall retain exclusive jurisdiction to implement and effectuate the provisions of this Order and the APA and to resolve any issue or dispute concerning the interpretation, implementation or enforcement of this Order and the APA and any subsequent agreement as required to be entered into between the Debtors and the Buyer pursuant to this Order, or the rights and duties of the parties hereunder or thereunder, including, without limitation, any issue or dispute concerning the transfer of the Purchased Assets free and clear of liens, claims, interests or encumbrances.

31.         Any stay, modification, reversal or vacation of this Order will not affect the validity of any obligation of the Debtors to the Buyer incurred under this Order. Notwithstanding any such stay, modification, reversal or vacation, all obligations incurred by the Debtors under this Order and the APA prior to the effective date of such stay, modification, reversal or vacation will be governed in all respects by the original provisions of this Order, and the Buyer is entitled to the rights, privileges and benefits granted in this Order with respect to all such obligations.

32.        Nothing contained in any plan confirmed in this case or any Order of this Court confirming such plan shall conflict with or derogate from the provisions of the APA or the terms of this Order.

33.        The transactions contemplated by the APA are undertaken by the Buyer in good faith, as that term is used in Section 363(m) of the Bankruptcy Code. Accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the transactions shall not affect the validity of the Transactions as to the Buyer, except to the extent such authorization is duly stayed pending such appeal prior to such consummation. The evidence presented or proffered has demonstrated that the Buyer is a purchaser in good faith of the Purchased Assets and is entitled to all of the protections afforded by Section 363(m) of the Bankruptcy Code.

34.        The terms and provisions of this Order shall be binding in all respects upon and shall inure to the benefit of, the Debtors, their estates, and their creditors, the Buyer and its affiliates, successors and assigns, and shall be binding in all respects upon any affected third parties including, but not limited to, all persons asserting liens in such Purchased Assets, notwithstanding any subsequent appointment of any Chapter 11 or Chapter 7 trustee(s), upon which such terms and provisions likewise shall be binding.

35.        Any notices required to be given to Debtors’ employees pursuant to any federal or state labor laws shall be the sole responsibility of Debtors, and the Buyer shall have no liability for Debtors’ failure to do so. Except as otherwise expressly provided in the APA, Buyer shall have no obligation to pay wages, bonuses, vacation pay, severance pay, benefits of any kind (including without limitation accrued unpaid medical benefits), or incentives, or retention payments, workers compensation, or unemployment benefits or any other payment with respect to employees or former employees of the Debtors. Notwithstanding the foregoing, upon Closing, the Buyer is assuming, as otherwise modified with the consent of the Teamsters Local Union 339 (the “Teamsters”), the collective bargaining agreement between Eugene Welding Co. and the Teamsters (the “CBA”) and the Buyer shall be responsible for all obligations of the Debtors under the CBA, except as otherwise modified pursuant to the APA or such other written agreement between the Buyer and the Teamsters as may exist.

36.        Based upon the evidence presented or proffered, it has been determined that the Buyer shall not be deemed to (a) be the successor in interest of the Debtors; (b) have, de facto or otherwise, merged with or into the Debtors; or (c) be a continuation of the Debtors.

37.        The failure specifically to include any particular provision of the APA in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the APA be authorized and approved in its entirety. Likewise, all of the provisions of this Order are non-severable and mutually dependent.

38.        The APA and any related agreements, documents or other instruments may be modified, amended or supplemented by the parties thereto, in a writing to be signed by all parties, and in accordance with the terms thereof, without further order of the Court, provided that any such modification, amendment or supplement does not have a material adverse effect on the Debtors’ estates.

39.        This Order constitutes a final and appealable order within the meaning of 28 U.S.C. § 158(a). Notwithstanding Bankruptcy Rules 6004(g) and 6006(d), and to any extent necessary under Bankruptcy Rule 9014 and Rule 54(b) of the Federal Rules of Civil Procedure, as made applicable by Bankruptcy Rule 7054, the Court expressly finds that there is no just reason for delay in the implementation of this Order. In the event that all conditions precedent to closing have been met or waived under the APA, the Debtors and the Buyer are hereby authorized to consummate the Transactions upon entry of this Order or as soon as reasonably possible thereafter.

Signed on July 29, 2008

/s/ Steven Rhodes
Steven Rhodes
	L.	Chief Bankruptcy Judge

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